Exhibit 10.13

EMPLOYMENT AGREEMENT
(Michael Leedy)

THIS AGREEMENT is by and between American Eagle Outfitters, Inc. ("Company") and Michael Leedy ("Executive"), and is effective as of the date it has been fully executed by both parties.

Company agrees to promote Executive to Executive Vice President - New Business Concept (specific name of New Business Concept to be determined) ("EVP - New Business") and Executive hereby accepts this offer of continued employment and agrees to serve Company subject to the general supervision, advice and direction of Company's President and Co-Chief Executive Officer and Board of Directors ("Board"), and upon the following terms and conditions:

1.    Position and Duties. Executive shall be employed as Company's EVP - New Business, with such authority and duties as are set forth in the Primary Position Responsibilities description for this position a copy of which has been provided to Executive, and shall perform such other services and duties as the Board may from time to time designate, including without limitation the development of new businesses and product lines for the Company (the "New Business"); provided, however, that in the event that the Board determines, at any time, to discontinue the New Business, Executive agrees that he shall be employed as the Company's Executive Vice President - New Business Development. To become effective at the beginning of fiscal year 2005, consideration will be given for Executive to assume the added responsibility of becoming the President of the New Business, which consideration will include the following factors: (i) New Business performance results; (ii) individual performance results; (iii) leadership capacity as demonstrated though successful retention, development and succession planning of all associates within Executive's responsibility; and (iv) Executive Committee relationships and support.

        1.1.    Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder. Nothing herein is intended to restrict Executive from serving on civic or charitable boards or committees, delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, however, that such activities shall be mutually agreed upon in advance by Company's President and Executive.

        1.2.    Except as provided in paragraph 3.9, Executive shall office at Company's headquarters in Warrendale, PA, or at such other location designated by Company, which is within a 50-mile radius of Warrendale, PA. Nothing herein is intended to limit Executive's business-related travel.

        1.3.    Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

        1.4.    Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

2.    Term. This Agreement shall terminate on February 3, 2007 (with the period from August 3, 2003 through the last day of fiscal 2006 constituting the "Initial Term" of this Agreement) unless sooner terminated as provided herein; provided, however, that this Agreement shall be extended automatically for successive one fiscal year periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension.

3.    Compensation.

        3.1.    Base Salary. For the remainder of fiscal 2003, Executive's annual base salary will remain at $430,000 as compensation for his services hereunder, and be adjusted to $465,000 for fiscal 2004, and for fiscal 2005 and fiscal 2006 the Chairman and President shall recommend to the Compensation and Stock Option Committee ("Committee") of the Board that Executive receive an annual base salary of $500,000 and $540,000, respectively, assuming satisfactory performance in each prior fiscal year. In each case said amounts shall be payable in equal installments in accordance with Company's payroll practices for executive employees. At the end of each fiscal year, including without limitation fiscal 2004 and fiscal 2005, Executive's salary will be reviewed in comparison to salaries of other executive employees at the Company and in the industry and increases to Executive's salary may be made if warranted in the sole discretion of the Committee, but said salary shall not be decreased.

        3.2.    Incentive Bonus. Executive will be eligible to receive an annual incentive bonus targeted at 70% of his base salary in each fiscal year or other performance period established under Company's Management Incentive Plan" ("the Bonus Plan"), with the 70% target beginning in fiscal 2004 and remaining at 60% for fiscal 2003. The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee; provided, however, that for each full fiscal year Executive has the added responsibility of being the President of the New Business, such performance targets shall relate specifically to the New Business rather than the Company. The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid in a lump sum within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm. Appropriate adjustments to Executive's annual incentive bonus will be made by the Committee in its discretion in the event that the Bonus Plan is modified or terminated or under any replacement plan.

        3.3.    Stock.

                        3.3.1.    Stock Grant. The Chairman and President shall recommend to the Committee that Executive receive a series of annual grants of restricted stock, with one grant for each full fiscal year during the term of this Agreement, which series of grants will be for a combined recommended total of 45,000 shares of Company's common stock during the Initial Term or 15,000 shares per year beginning with fiscal 2004, and each grant will be made pursuant to and subject to all terms and conditions set forth in Company's 1999 Stock Incentive Plan ("the Stock Plan"). The Chairman and President's recommendation to the Committee for restricted stock grants to Executive for fiscal years after 2006 will be consistent with Company's then current compensation policies. However, Executive is eligible for additional restricted stock grants at the recommendation of the President. Pursuant to the terms of the Stock Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee provided, however, that for each full fiscal year Executive has the added responsibility of being the President of the New Business, such performance targets shall relate specifically to the New Business rather the Company. Committee must verify that the performance goals and other material terms are met prior to vesting. If the performance goals are not met then the restricted stock will be forfeited. It is the parties' intention that the Stock Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the full value of all annual restricted stock grants. The delivery of restricted stock earned, if any, will be made within 120 calendar days after the close of the applicable fiscal year of the Company and completion of the audit of the annual financial statements by Company's then current outside audit firm. The parties acknowledge that the grant of any restricted shares by the Committee is contingent upon the availability of shares under the Stock Plan.

                    3.3.2.    Stock Options. The Chairman and President shall recommend to the Committee that Executive receive a series of annual grants of stock options, with one grant for each full fiscal year during the term of this Agreement, which series of grants will be for a combined recommended total of 150,000 shares of Company's common stock during the Initial Term or 50,000 shares per year beginning with fiscal 2004, and each grant will be made pursuant to and subject to all terms and conditions set forth in Company's Stock Plan and in a manner consistent with the Company's then current compensation policies. The Chairman and President's recommendation to the Committee for stock option grants to Executive for fiscal years after 2006 will be consistent with Company's then current compensation policies. However, Executive is eligible for additional stock option grants at the recommendation of the President. The parties acknowledge that the grant of any options by the Committee is contingent upon the availability of shares under the Stock Plan and in the event that the Company's Stock Option program is replaced with another program, it will be recommended to the Committee that Executive receive grants under the replacement program.

        3.4.    Vacation. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's President and Executive.

        3.5.    Business Expenses; NYC Apartment. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties so long as Executive completes appropriate expense reports and submits receipts in accordance with Company's practices. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties. In lieu of hotel expense reimbursement for travel to New York City by Executive for Company business, at its election Company may provide Executive an apartment (which is reasonably satisfactory to Executive) for such portion of the term of this Agreement as determined by the Company if Executive does not relocate to New York City.

        3.6.    Auto Allowance. During the terms of this Agreement, Company will provide Executive with an automobile allowance of $750 per month. Any amount included in Executive's W-2 wages relative to this allowance shall be grossed up for tax purposes. (The term "grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

        3.7.    Taxes. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

        3.8.    Benefit Plans. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any retirement, profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; incentive bonus plans; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

        3.9.    Relocation Benefits. In the event that the operation of the New Business is headquartered in the New York City area, then Executive and his family shall relocate to the New York City Metropolitan area, Company will pay for such relocation in accordance with the Company's customary practices for executive relocations. Company agrees to reimburse Executive, after submission of the appropriate expense reports and receipts, for reasonable out-of-pocket expenses related to such relocation.

4.    Executive's Obligations.

        4.1.    Confidential Information. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, company phone directories, lists of associates, organizational charts, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

        4.2.    Solicitation.

                    4.2.1.    Employees. Executive agrees that during his employment and for two years after the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

                    4.2.2.    Third Parties. Executive agrees that during his employment and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

        4.3.    Noncompetition. Executive agrees that for a period of one year following the end of his employment, except in the case of an involuntary termination by Company under paragraphs 5.3.1 or 5.3.2 below, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale of specialty clothing, accessories, shoes, and related merchandise at Company's physical, brick and mortar locations. The foregoing notwithstanding, in the event that there are insufficient shares available under the Stock Plan and Executive does not receive a grant of Restricted Stock or options as contemplated under paragraphs 3.3.1 and 3.3.2 above and if there is no replacement compensation program for the Stock Plan, then in those events Executive shall not be obligated under this paragraph 4.3.

        4.4.    Cooperation.

                    4.4.1.    With Company. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available, upon reasonable notice and at mutually agreeable time, for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with such proceedings, and if such proceedings take place after the term of this Agreement, Company shall compensate him at the rate of $125 per hour.

                    4.4.2.    With Third Parties. Except to the extent otherwise required by law, Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

                    4.4.3.    With Media. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

        4.5.    Remedies. Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

5.    Termination and Related Benefits.

        5.1.    Death. This Agreement shall terminate automatically upon Executive's death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested. In addition, Company shall pay Executive's surviving spouse, or if he leaves no spouse, his estate, a pro rata share of any declared but unpaid incentive bonus for the year in which Executive dies (pro-rated on the basis of the actual number of days worked by Executive). Such bonus shall be paid in accordance with paragraph 3.2. above.

        5.2.    Permanent Disability. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested. In addition, Company shall pay Executive a pro rata share of any declared but unpaid incentive bonus for the year in which Executive becomes disabled (prorated on the basis of the actual number of days worked by Executive). Such bonus shall be paid in accordance with paragraph 3.2. above

        5.3    Termination by Company.

                    5.3.1.    At End of Term. Company may terminate this Agreement at the end of its term or any extension thereof by giving 60 calendar days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment and pay out the 60-day notice period. Upon a termination at the end of this Agreement, Company shall have the same obligations to Executive as those set forth in paragraph 5.3.2 below (e.g., severance of one year's base salary and continuation of medical coverage).

                    5.3.2.    During the Term. In addition to as provided below in paragraph 5.3.3, Company may terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of a termination under this paragraph 5.3.2, Company shall have the following obligations:

(i)	Pay Executive severance in an amount equal to one year of Executive's then current base salary from the last day of active employment through the Severance Period, which shall be paid in equal installments over the Severance Period; provided, however, that such salary shall cease to be paid if Executive accepts or performs comparable employment. For purposes of this Agreement, the term Severance Period shall mean, as elected by the Executive within ten (10) days of termination pursuant to this Paragraph 5.3.2., either: (i) the 12-month period immediately following the date of termination or (ii) the 24-month period immediately following the date of termination, with the understanding that election to receive the one year base salary severance amount over 24 months will not increase the total amount of severance and the installment payments will be one half of the amount that would have been paid in the 12 month period and that acceptance of comparable employment ends the Severance Period;

(ii)	With respect to each full fiscal year that the Executive has been employed by the Company prior to the date of termination, pay Executive any incentive bonus that has been or is later declared with respect to each such fiscal year, but is unpaid as of the termination date;

(iii)	Continue Executive's medical coverage for the Severance Period, under the same terms as provided to other Company executives; provided, however, that such coverage shall cease upon Executive's becoming eligible for similar coverage under another benefit plan; and

(iv)	Stock options previously granted to Executive shall continue to vest and to the extent vested shall continue to be exercisable during the Severance Period, and vested options shall be exercisable for 30 days thereafter.

5.3.3. For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i)	Willful violation of laws and regulations governing Company;

(ii)	Willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii)	willful breach of fiduciary duties;

(iv)	willful damage, willful misrepresentation, willful dishonesty, or other willful conduct which Company determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation or financial conditions; or

(v)	willful breach of any stated material employment policy of Company.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

        5.4.    Termination by Executive.

                    5.4.1.    At End of Term. Executive may terminate this Agreement at the end of its term or any extension of this Agreement by giving 60 calendar days' written notice to Company's Chairman. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, that it shall continue to pay Executive for 60 calendar days. Company shall thereafter have no obligations to Executive under this Agreement.

                    5.4.2.    Voluntary Resignation. Executive may terminate this Agreement by his voluntary resignation. Executive shall give at least 60 calendar days' written notice of his intention to resign to Company's Chairman, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except as provided herein.

        5.5.    Salary Due at Termination. In the event of any termination of Executive's employment under this Agreement, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein. Executive (or his estate) shall also be entitled to any rights or benefits that have vested.

6.    Arbitration. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

        6.1.    Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

        6.2.    Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

        6.3.    The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

        6.4.    The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 6, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7.    General Provisions.

        7.1.    The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect.

        7.2.    Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

        7.3.    This Agreement and its attachments, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

        7.4.    Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

        7.5.    This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

        7.6.    The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

        7.7.    Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's President at Company's corporate headquarters in Warrendale, PA, or to Executive at the most recent home address. Notices are effective upon receipt.

        7.8.    The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

        7.9.    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement.
EXECUTIVE

/s/ Michael Leedy
Michael Leedy

Signed: July 30, 2003

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Roger Markfield
Roger Markfield
Its:	President and Co-Chief Executive Officer

Signed: July 30, 2003